CG AUTOMOTIVE GROUP, INC.

CORPORATE CODE OF CONDUCT AND ETHICS

FOREWORD

    This Corporate Code of Conduct and Ethics, referred to as the "Code," is intended to provide our employees, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to us all. Every employee of the company must acknowledge his or her review of and agreement to comply with the Code as a condition of his or her relationship with the company. The term "employee" means every full and part-time employee of the company and its subsidiaries, all members of the company's senior management, including the company's Chief Executive Officer and Chief Financial Officer, and every member of the company's Board of Directors, even if such member is not employed by the company.

    Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company.

    It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If anyone of us violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the company, and possibly other legal action. If any breach of the Code is known to you, you are obligated to report violations to the Corporate Compliance Officer or any member of the Audit Committee, described in more detail in Section vm of the Code. By doing so, we ensure that the good faith efforts of all of us to comply with the Code are not undermined.

    The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our company.

    While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Corporate Compliance Officer or a member of the Audit Committee.

    The provisions of the Code regarding the actions the company will take are guidelines which the company intends to follow. There may be circumstances, however, that in the company's judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

I.	GENERAL PRINCIPLES AND REQUIREMENTS

    To be honest, fair, and accountable in all business dealings and obligations, and to ensure:

►
the provision of high quality products and service on a timely basis consistent with customer requirements, with emphasis on fair competition and long lasting relationships with all customers and suppliers and the ethical handling of conflicts of interest between personal and professional relationships;

►	full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission;

                    ►           compliance with applicable governmental rules and regulations;

►	safe working conditions and an environment characterized by fairness, respect for the individual, dignity and equal opportunity; and

                                ►            the pursuit of growth and earnings objectives in accordance with the foregoing principles.

II.	CONFLICTS OF INTEREST

    Employees should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. In dealings with current or potential customers, suppliers, contractors, and competitors, each employee should act in the best interest of the company to the exclusion of personal advantage. Employees are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

    No employee or immediate family member of an employee shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company, without prior approval. No employee shall engage in activities that are directly competitive with those in which the company is engaged.

    No employee shall conduct a significant amount of business on the company's behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the employee is a principal, officer or employee of such enterprise, without prior approval of the Audit Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

    No employee shall divert a business opportunity from the company to such individual's own benefit. If an employee becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the company is or may become involved or in which the company may have an existing interest, the employee should disclose the relevant facts to the Corporate Compliance Officer or a member of the Audit Committee. The employee may proceed to take advantage of such opportunity only if the company is unwilling or unable to take advantage of such opportunity as notified in writing by the Audit Committee.

    No employee or immediate family member of an employee shall receive any loan or advance from the company, or be the beneficiary of a guarantee by the company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Audit Committee. Please see Section III.D. below, "Corporate Advances", for more information on permitted corporate advances.

    In addition, the Board of Directors will review and approve all related-party transactions, as required by the Securities and Exchange Commission or any other regulatory body to which the company is subject.

    Each employee should make prompt and full disclosure in writing to the Corporate Compliance Officer or a member of the Audit Committee of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

III.           PROTECTION AND PROPER USE OF COMPANY ASSETS

    Proper protection and use of company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each employee of the company. Employees must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the company's property also apply to property of others entrusted to it (including proprietary and confidential information).

    A. Proper Use of Company Property

    The removal from the company's facilities of the company's property is prohibited, unless authorized by the company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the company for its exclusive use such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the company's premises or used for purposes other than the company's business without prior written authorization.

    The company's products and services are its property; contributions made by any employee to their development and implementation are the company's property and remain the company's property even if the individual's employment or directorship terminates.

    Each employee has an obligation to use the time for which he or she receives compensation from the company productively. Work hours should be devoted to activities directly related to the company's business.

    B. Confidential Information

    The company provides its employees with confidential information relating to the company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each employee must safeguard include (but are not limited to) the company's plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. These are costly, valuable resources developed for the exclusive benefit of the company. No employee shall disclose the company's confidential information to an unauthorized third party or use the company's confidential information for his or her own personal benefit.

    C. Accurate Records and Reporting

    Under law, the company is required to keep books, records and accounts, and retain documents related thereto, that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the company. No payment on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

    The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards.

    The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission's rules and forms.

    Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the company's accounting personnel, but with all employees involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission.

    Any employee who believes the company's books and records are not in accord with these requirements should immediately report the matter to the Corporate Compliance Officer or a member of the Audit Committee. The company has adopted explicit non-retaliation policies with respect to these matters, as described in Section VIII below.

 D. Corporate Advances

    Under law, the company may not loan money to employees except in limited circumstances. It shall be a violation of the Code for any employee to advance company funds to any other employee or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. Company credit cards are to be used only for authorized, legitimate business purposes. An employee will be responsible for any unauthorized charges to a company credit card.

IV.	FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND EMPLOYEES

    The company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the company or its employees.

    Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee's conduct is strictly prohibited.

    A. Giving Gifts

    Cash or cash-equivalent gifts must not be given by an employee to any person or enterprise. Gifts, favors and entertainment may be given to non-governmental employees if what is given:

➢	is consistent with customary business practice;

                ➢ is not excessive in value and cannot be construed as a bribe or pay-off;

➢	is not in violation of applicable law or ethical standards; and

➢	will not embarrass the company or the employee if publicly disclosed.

    See also subsection D below for considerations relating to gifts to foreign officials and Section V. B below for considerations relating to gifts to government employees.

    B. Receiving Gifts

    Gifts, favors, entertainment or other inducements may not be accepted by employees or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the company, except as common courtesies usually employeed with customary business practices. If the gift is of more than token value, the Audit Committee must approve its acceptance.

    An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an employee feel obligated to "pay back" the other party with business, receipt of the gift is unacceptable.

    It is never acceptable to accept a gift in cash or cash equivalent.

    C. Unfair Competition and Antitrust Concerns

    Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment, including, without limitation, federal and state antitrust laws that are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy.

    Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in our company's interest. A primary focus of antitrust laws is on dealings between competitors. Another focus of antitrust law is how a company deals with customers, suppliers, contractors and other third parties. In all interactions with third parties all employees must follow these rules:

    Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts or territories among yourselves, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.

    Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor.

    Make every output-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.
    Engage in other prohibited activity, such as illegal price discrimination, reciprocal buying and selling or tying of products, and trade restraint

    Be careful of your conduct. An "agreement" that violates the antitrust laws may be not only a written or oral agreement, but also a "gentlemen's agreement" or a tacit understanding. Such an "agreement" need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.

    In addition, the following practices can lead to liability for "unfair competition" and should be avoided. They are violations of the Code.

    Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor's service, product or operation; however, employees may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an employee may not pass on anecdotal or unverified stories about a competitor's products or services as the absolute truth (e.g., the statement that "our competitors' diagnostic testing procedures have poor quality control").

    Disrupting a Competitor's Business. This includes bribing a competitor's employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor's organization. For example, it is not a valid form of "market research" to visit a competitor's place of business posing as a customer.

    Finally, always immediately inform the Corporate Compliance Officer or the Audit Committee if local, state or federal law enforcement officials request information from the company concerning its operations.

    D. Unfair Practices in International Business

    Under the Foreign Corrupt Practices Act ("FCPA"), employees of the company are prohibited from making certain gifts to foreign officials. "Foreign officials" include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is "corrupt" under the FCP A if it is made for the purpose of:

    Influencing any act or decision of a foreign official in his official capacity;

    Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

    Inducing a foreign official to use his position to affect any decision of the government; or

    Inducing a foreign official to secure any "improper advantage."

    A gift is still "corrupt" even when paid through an intermediary. Any employee who has any questions whatsoever as to whether a particular gift might be "corrupt" under the FCP A, please contact the Corporate Compliance Officer or any member of the Audit Committee.

V.	GOVERNMENT RELATIONS

    Employees must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

    A. Government Procurement

    The U.S. Government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to the company's most favored commercial customers and that there is full and open competition in contracting.

    When selling products or services to government procurement agencies, the company is accountable for complying with all applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by a company employee authorized by the Board of Directors to sign such documents, based upon knowledge that all requirements have been fully satisfied.

    B. Payments to Officials

    Payments or gifts shall not be made directly or indirectly to any government official or employee if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

    C. Political Contributions

    Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Audit Committee, the formation and operation of a political action committee.

VI.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

    All employees must comply with the laws and regulations applicable to the nation, state and localities in which they do business. Without limiting the foregoing:

    A. Insider Trading Policy

    The company expressly forbids any employee from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every employee of the company and extends to activities both within and outside their duties to the company, including trading for a personal account.

    The concept of who is an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purpose. A temporary insider can include, among others, a company's investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An employee may also become a temporary insider of another company with which our company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

    Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company's securities.

    Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

    B. Equal Employment Opportunity

    The company makes employment-related decisions without regard to a person's race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person's ability to perform the person's job. "Employment decisions" generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

    The company encourages its employees to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of Corporate Compliance Officer or a member of the Audit Committee.

    C. Sexual Harassment Policy

    The company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the company will not tolerate sexual harassment of employees by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at company-sponsored social functions or elsewhere.

    D. Health, Safety & Environment Laws

    Health, safety, and environmental responsibilities are fundamental to the company's values. Employees are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business.

    The penalties that can be imposed against the company and its employees for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

VII.	IMPLEMENTATION OF THE CODE

    The company's Board of Directors has appointed the Audit Committee to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Audit Committee fulfills its responsibilities. As further set forth in Section VIII below, the company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

    The Audit Committee, which has overall responsibility for overseeing the implementation of the Code, shall appoint a Corporate Compliance Officer to implement the Code. Unless otherwise designated by the Audit Committee, the Chief Financial Officer shall serve as the Corporate Compliance Officer. Specific responsibilities of the position are to:

    Ensure that the Code is distributed to all employees and that all employees acknowledge the principles of the Code;

    Implement a training program around the Code;

    Audit and assess compliance success with the Code;

    Serve as a point person for reporting violations and asking questions under the Code; and

    Revise and update the Code to respond to detected violations and changes in the law.

    The Corporate Compliance Officer shall promptly report all violations and suspected violations of the Code to the Audit Committee. The primary responsibilities of the Audit Committee, in its oversight of the Code, are to:

    Assist the Corporate Compliance Officer in developing and updating the Code;

    Monitor and audit compliance with the Code;

    Serve as point persons for reporting violations and asking questions under the Code;

    Conduct internal investigations, with the assistance of counsel, of suspected compliance violations;

    Evaluate disciplinary action for employees who violate the Code;

    In the case of more severe violations of the Code, make recommendations regarding disciplinary action to the Board of Directors or a committee thereof; and

    Evaluate the effectiveness of the Code and improve the Code.

    The Audit Committee will provide a summary of all matters considered under the Code to the Board of Directors at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept as confidential as practicable under the circumstances.

VIII.	POLICY FOR REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION

    Any employee of the company having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Corporate Compliance Officer or any member of the Audit Committee. Failure to report suspected or actual violations is itself a violation of the Code and may subject the employee to disciplinary action, up to and including termination of employment or legal action. The company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances.

    Any employee who reports a suspected violation under the Code by the company, or its agents acting on behalf of the company, to the Corporate Compliance Officer or any member of the Audit Committee, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the employee, the employee's supervisor or senior management of the company.

    In addition, any employee who reports a suspected violation under the Code which the employee reasonably believes constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the employee's employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the employee, the employee's supervisor or senior management of the company.

IX.	QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

    Employees are encouraged to consult with the Corporate Compliance Officer and Audit Committee about any uncertainty or questions they may have under the Code.

    If any situation should arise where a course of action would likely result in a violation of the Code but for which the employee thinks that a valid reason for the course of action exists, the employee should contact the Corporate Compliance Officer or a member of the Audit Committee to obtain a waiver prior to the time the action is taken. Except as noted below, the Audit Committee will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted. It is the company's policy only to grant waivers from the Code in limited and compelling circumstances.

    Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Audit Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. If required to comply with applicable law, the company will disclose the nature and reasons for the waiver on a Form 8-K to be filed promptly with the Securities and Exchange Commission or as otherwise as required by the Securities and Exchange Commission. If the Board denies the request for a waiver, the waiver will not be granted and the employee may not pursue the intended course of action.

APPENDIX

AGREEMENT TO COMPLY AND DISCLOSURE ACKNOWLEDGEMENT

I have read the CG Automotive Group, Inc. Corporate Code of Conduct and Ethics (the "Code"). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

(check one)

☐ To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;

OR

☐ I have made a full disclosure on the reverse side of this acknowledgment of the facts regarding any possible violation of the provisions set forth in the Code.

    In addition, I understand that I am required to report any suspected or actual violation of the Code. I understand that I am required to cooperate fully with the company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By: (Signature)
Date:
Name (Please print):
Department/Location:

Witnessed by:

By: (Signature)
Date:
Name (Please print):
Department/Location: